Exhibit 99.01

Change Request: Image Processing System “IPS” / Dream Home Interactive Project for Disneyland Resort

Declarations:

1	Disneyland wishes to engage DPI’s services to design and develop an image processing system that will seamlessly integrate within the “Dream Home Website” (already in development by DPI)

2
DPI will work with the Disneyland Innoventions team and its partners to integrate systems and channel two kiosk-generated photo opportunities into the Dream Home Website.  The photo opportunities are generally referred to as:

a – “DJ Jam” photo opportunity
b – “Party Pics” photo opportunity

Project Description:

DPI will work with Disneyland and other partners, including Life/ware and HP,  to create an “Image Processing System” whereby when a Guest photo/s is/are captured at one of the kiosks described above, the corresponding photo/s will be “assigned” to the Guest at the Dream Home Website.

The Image Processing System (IPS) will be programmed to “receive” photos from each kiosk described above and placed into a screening queue for Disneyland Cast Member review.  Using an administrative tool within the IPS, a cast member will either approve or deny the photo for inclusion into the Dream Home Website.  Upon approval, the photo leaves the screening queue and is sent through the processing system for Guest viewing at the Dream Home Website.

All hardware, network connections, broadband internet access and related support shall be provided by Disneyland and or Disneyland partners.  Disneyland and Disneyland partners shall be responsible for creating, delivering and hosting content related to photo opportunity backgrounds and settings. Disneyland will provide two HP Touchscreen Systems that will be utilized for the photo opportunities.

Visitors will be required to provide their e-mail addresses as part of the IPS process, to ensure they are able to view their photos from the Dream Home website.

Deliverables:
•	Interface design - Guest to Photo identifier component
•	Interface design - Cast Member photo screening/vetting administrative component
•	Programming for complete Image Processing System
•	Systems integration
•	Collaboration with additional Disneyland and Disneyland partners
•	Review and testing
•	Final delivery

Hosting:
DPI to provide dedicated storage location to store Guest photos at a cost $500 per month up to 500GB
$100 for each additional 100GB

Project Cost
$40,000

Fees due upon following schedule
•	50% due ($20,000) upon signing of change request below
•	Remaining 50% due upon application delivery
•	Development to commence upon receipt of initial payment

Acknowledged and approved by:

Disneyland Resort                                                                           DigitalPost Interactive

By:_____________________________                      By:__________________________________

Printed Name_____________________                                                                         Printed Name___________________________

Title_____________________________                                                                      Title__________________________________

Date_____________________________                                                                      Date_________